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                                                                   EXHIBIT 10.08

                        EDUCATION MANAGEMENT CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

Stock Purchase

   Introduction .............................................................. 1
   Eligibility ............................................................... 1
   Offering periods .......................................................... 1
   Discount .................................................................. 1
   Investment amounts ........................................................ 2
   Account ................................................................... 2
   Taxation issues ........................................................... 2
   Insider trading ........................................................... 2
   Employee's account with Mellon Investor Services .......................... 2

Questions and Answers

Other Information

   Administration ............................................................ 6
   Stock subject to the ESPP ................................................. 6
   Miscellaneous ............................................................. 6
   Adjustments upon changes in common stock .................................. 6
   Tax issues ................................................................ 6
   Restrictions on resale of common stock .................................... 7
   Amendment and termination ................................................. 7
   Available information ..................................................... 7

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933. These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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                                 Stock Purchase

     Introduction. The Education Management Corporation (EDMC) 1996 Employee Stock Purchase Plan (ESPP) presents you with an opportunity to conveniently acquire stock ownership in EDMC at a discount through payroll deduction.

     The ESPP enables you to purchase shares of EDMC Common Stock at a 15% discount through payroll deduction. You may invest a whole percentage amount of your Base Pay, from 1% up, subject to the dollar limitation described under "Investment amounts" below. (For the purposes of the ESPP, your "Base Pay" is your regular, straight-time earnings, excluding payments for overtime, shift premium, bonuses and other special payments, commissions and other incentive payments.) You will not have to pay any brokerage fees related to those purchases.

     EDMC has arranged with Mellon Investor Services to maintain individual employee accounts for participants. Mellon will maintain the accounts and mail a statement to the participant following each transaction.

     If you have questions, please contact your local Human Resources or benefits representative. You may also obtain information by logging on to the Mellon website at https://espp.melloninvestor.com or by calling Mellon at 1-(888) 396-6557.

     Participation by eligible employees is entirely voluntary and EDMC will make no recommendations to its employees regarding participation in the ESPP.

     Eligibility. You are eligible to participate if you are a regular full-time or part-time employee of EDMC, or any of its subsidiaries, and you are customarily scheduled to work at least 300 or more hours per year. Student workers cannot participate in the Plan. No employee who owns 5% or more of EDMC's Common Stock (calculated as if the employee owned all shares of Common Stock that he or she could purchase under any outstanding options and under the ESPP during the current Offering Period) is eligible to participate in the ESPP.

     Offering periods. The Plan will allow eligible employees to purchase up to 750,000 shares of Common Stock, no more than 150,000 shares during the first year. Assuming that there would be sufficient shares available for purchase in a given year, there will be four quarterly Offering periods each year, corresponding with the calendar quarters beginning on January 1, April 1, July 1 and October 1, except that the first Offering period will begin on February 1, 1997. The Offering Commencement Date shall be the first day of each Offering Period. The Offering Termination Date shall be the last day of each Offering Period, (March 31, June 30, September 30 and December 31).

     Discount. Under the ESPP, for any Offering Period, shares of EDMC stock are purchased with your payroll deductions on each Offering Termination Date at a 15% discount from the lesser of (i) the closing stock price at the Offering Commencement Date of such Offering Period or, (ii) the closing stock price at the Offering Termination Date of such Offering Period. To show you how this discount would work, consider the following hypothetical

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example: if, during an Offering Period from April 1 - June 30, the closing stock price on April 1 is $15, and the closing stock price on June 30 is $18, you would purchase shares at $12.75 per share (85% of $15). If, on the other hand, during the same period the shares closed at $18 on April 1, and $15 on June 30, you would still purchase the shares at 85% of the lowest price, or $12.75.

     Investment amounts. You may invest as little as 1% of your base pay each Offering Period through payroll deduction. No employee may purchase Common Stock under the ESPP during an Offering Period to the extent that such purchase would cause the fair market value of the shares purchased by such employee under the ESPP during a calendar year to exceed $25,000 (determined on the first day of such Offering Period). You may not make any change to your payroll deduction during an Offering Period, but you may contact Mellon to terminate your payroll deduction or to elect a new payroll deduction for subsequent Offering Periods prior to the Offering Commencement Date. Shares of stock purchased through this Plan are always vested.

     Account. To enroll in the plan, please log on to Mellon's website at https://espp.melloninvestor.com or call Mellon at 1-(888) 396-6557. Each quarter, you will receive a statement of your account from Mellon Investor Services telling you how many shares are in your account and what their value is on the date of the statement. If you wish to sell any of the shares in your account, you will do so directly with Mellon Investor Services and you will be responsible for any selling expenses.

     Taxation issues. There are some important federal income tax issues to be aware of with ESPP. This summary is limited to employees who are United States citizens and who hold purchase rights and shares of Common Stock as capital assets. The Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under such a plan, no taxable income is reportable by you upon the purchase of shares for federal income tax purposes. However, you must pay federal income and Federal Insurance Contributions Act ("FICA") taxes on amounts that are deducted from your Base Pay to purchase Common Stock under the ESPP (i.e., payroll deductions are on an "after-tax" basis). You will recognize taxable income in the year in which there is a disposition of the shares. The amount and type of the taxable income will depend on whether you make a qualifying or disqualifying disposition of the purchased shares. A qualifying disposition will occur if the sale or other disposition of the shares is made after you have held the shares for (i) more than two years after the Offering Commencement Date of the Offering Period in which the shares were purchased and (ii) more than one year after the actual purchase date. A disqualifying disposition is any sale or other disposition which is made prior to the satisfaction of both of the minimum holding period requirements. For further details on the tax consequences of a qualifying or non-qualifying disposition of stock see the "Other Information" section at the end of this section.

     Insider trading. Remember that there is an EDMC policy regarding insider trading that states that it is illegal to buy or sell EDMC stock or other securities if you have knowledge of material information about EDMC that has not been publicly disclosed. The full policy was issued by the EDMC Law Department on December 23, 1996. Your participation in the ESPP is covered by this policy. Certain other restrictions on the ability to transfer shares may apply to certain employees. Consult the "Other Information" section for further details.

     Employee's account with Mellon Investor Services. Mellon Investor Services will open and maintain accounts for participants in the ESPP and will allocate on behalf of EDMC employees whole and fractional shares of the total subscribed EDMC Common Stock purchased. EDMC will pay all fees to Mellon on purchases made through payroll deduction. Mellon

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Investor Services commissions and charges in connection with sales or purchases made other than by payroll deduction will be payable by you. Only purchases made through payroll deduction qualify for the 15% purchase price discount.

     EDMC will send to Mellon as soon as possible following the end of each Offering Period a list of the amounts deducted for each participant. Upon receipt of that information, Mellon Investor Services will allocate full and fractional shares to each employee's account based on the appropriate subscribed shares and discounted purchase price. Mellon Investor Services will maintain on its books an ESPP account for each participant and mail a statement of account following each transaction.

     Stock dividends and/or any stock splits with respect to shares held in the employee's account will be credited to the account without charge. Any cash dividends will be reinvested in additional shares of EDMC Common Stock on the last day of the Offering Period in which the dividend is paid using the same 15% discount that applies to purchases of Common Stock with your payroll deductions. (Note: EDMC's Dividend Policy states " EDMC currently intends to retain future earnings, if any, to fund the development and growth of the business and does not anticipate paying any cash dividends in the foreseeable future.")

     At any time, you may instruct Mellon to sell a part or all of the full and fractional interest in shares held in your account. Upon request, Mellon will mail to you the proceeds, less the brokerage commissions and any transfer taxes, registration fees or other normal charges which are customarily paid by sellers of shares. The relationship between you and Mellon is the normal relationship of a broker and client. EDMC does not assume any responsibility in this respect. There will be no charge to you for Mellon's custody of stock certificates, or in connection with notices, proxies or other such material.

                             Questions and Answers

Q.   Is there a guarantee against loss under the ESPP?

     No. There is no guarantee against loss due to market fluctuations. The investor, in seeking the benefits of share ownership, must also accept the risks.

Q.   How is the ESPP different from our 401(k) plan?

     Unlike the 401(k) plan, your contributions to the ESPP are made with after-tax dollars. Therefore, your contribution to the ESPP will not reduce your annual W-2 income. Also, unlike the 401(k) plan, you may sell your stock at any time without paying an early withdrawal penalty.

Q.   Can I change the amount of my payroll deduction?

     You may not change the amount of your payroll deduction during an Offering Period. However, you can change the amount of your deduction for subsequent Offering Periods, or decide not to participate in subsequent Offering Periods. If you withdraw from participation during an Offering Period, but prior to the Offering Termination Date, your contributions will be

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returned to you. However, you will not be able to participate in the ESPP for a year after your withdrawal.

Q.   Are there any transfer restrictions?

     Yes. You cannot transfer or pledge your right to receive shares. If you wish to transfer or pledge your shares you will need to take delivery of the shares. Consult "Other Information" at the end of this section for other transfer restrictions that may be applicable to you.

Q. Will I automatically receive stock certificates when I purchase shares under the ESPP?

     No. Certificates for shares of EDMC Common Stock purchased through the ESPP will be held by Mellon Investor Services in "street name", but can be delivered to you upon written request. The number of shares credited to your account under the ESPP will be shown on your statement of account. This feature protects against loss, theft, or destruction of the stock certificates.

Q.   Will I have the same rights as any other shareholder of EDMC?

     Yes. The rights include the right to vote and the right to receive information generally sent to shareholders, including the annual report and proxy statement.

Q.   How will I be able to access information about my account?

     You may access Mellon's website at https://espp.melloninvestor.com or you may dial 1-(888) 396-6557 to use Mellon's automated voice response system 24 hours per day. You may also speak with a customer service representative by calling this same number Monday through Friday from 8 a.m. through 7 p.m. eastern time.

Q.   Can I continue in the ESPP after I leave the Company?

     No. If your employment with EDMC terminates for any reason other than death, your participation in the ESPP will cease immediately. EDMC will refund to you the amount of payroll deductions credited to your account.

     If your employment with EDMC terminates by reason of your death, your beneficiary may elect, by written notice delivered to EDMC prior to the earlier of the last day of the Offering Period in which you die or the 60th day after the date of your death, to either (i) withdraw all of the payroll deductions credited to your account, or (ii) use the payroll deductions to purchase Common Stock on the last day of the Offering Period. If EDMC does not receive the beneficiary's written election, the beneficiary will be deemed to have automatically elected to withdraw your payroll deductions.

Q.   What kinds of records do I need to keep for tax purposes?

     It is very important to keep all statements that Mellon Investor Services sends to you since the information on the statements will verify your actual cost of the shares of stock. When you sell the stock, you will need to know your cost in order to compute the proper amount of gain or loss on the sale.

Q.   Can I name a beneficiary for my account?

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     Yes. You may designate a beneficiary to receive any payroll deductions that have not been applied toward the purchase of Common Stock upon your death by filing a beneficiary designation form with EDMC. You may change your beneficiary designation at any time. If you die and you have not designated a beneficiary, such cash will be delivered to the executor or administrator of your estate or, if EDMC is not aware of the appointment of any executor or administrator, to your spouse or to any one or more of your dependents as EDMC may determine in its sole and absolute discretion.

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                               Other Information

     Administration. The ESPP is administered by EDMC. Within the limits of the ESPP, EDMC establishes rules and procedures for the ESPP, interprets and construes the provisions of the ESPP and takes any other action that may be necessary to properly administer the ESPP.EDMC retains the discretion to designate a different administrator for the ESPP or delegate certain of its authority and responsibility for administering the ESPP to EDMC employees or other parties.

     Stock subject to the ESPP. A total of 750,000 shares of EDMC's common stock, par value $0.01 per share (the "Common Stock"), are reserved for issuance under the ESPP to eligible employees of EDMC. No more than 150,000 shares of Common Stock may be issued under the ESPP in connection with purchases of Common Stock during the period beginning on February 1, 1997 and ending on December 31, 1997. The shares of Common Stock to be offered under the ESPP are authorized and unissued shares or issued shares that have been reacquired by EDMC and held in its treasury.

     Miscellaneous. The ESPP is not a "qualified" plan within the meaning of
Section 401(a) of the Internal Revenue Code of 1986, as amended, and it is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended. The ESPP is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code.

     Adjustments upon changes in common stock. The number and kind of shares subject to, and the purchase price of, outstanding stock purchase rights, and the number of shares of Common Stock remaining available for issuance under the ESPP, may be appropriately adjusted to reflect the impact of certain significant events involving EDMC, such as mergers, recapitalizations and stock splits.

     Tax issues. If you sell Common Stock acquired under the ESPP in a qualifying disposition, you will recognize long-term capital gain (or loss) equal to the difference between the amount realized on the disposition (generally, the sale price net of transaction costs) and your tax basis in the Common Stock (generally, the purchase price paid for the Common Stock). In addition, you will recognize as ordinary income (rather than capital gain) an amount equal to the lesser of (i) 15% of the fair market value of the Common Stock on the first day of the calendar quarter in which it was acquired, or (ii) the difference between the fair market value of the Common Stock on the date of its disposition and the purchase price paid for the Common Stock.

     If you sell Common Stock acquired under the ESPP in a disqualifying disposition, you will recognize ordinary income equal to the difference between
(i) the fair market value of the Common Stock at the time it was purchased (determined by reference to the NASDAQ National Market system price on the first day of the calendar quarter), and (ii) the purchase price paid for the Common Stock. You will recognize this amount of ordinary income even if the amount realized on the disqualifying disposition is less than the value of the Common Stock at the time that you purchased the Common Stock. If the amount realized on the disqualifying disposition exceeds the value of the Common Stock as of the day it was purchased, you also will recognize

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short-term or long-term capital gain, depending upon how long the Common Stock was held, in an amount equal to such excess.

     Each employee of EDMC is urged to consult his or her own personal tax advisor with respect to the application of the federal income tax laws to his or her personal circumstances, changes in these laws and the possible effect of other taxes.

     Restrictions on resale of common stock. The provisions of the ESPP do not impose restrictions upon the resale of the Common Stock acquired by employees under the ESPP. However, any resale of Common Stock by an employee of EDMC is subject to the requirements of the federal securities laws and the provisions of EDMC's insider trading policy.

     If an employee has any questions about the impact of the securities laws or the insider trading policy on his or her participation in the ESPP, he or she should consult with EDMC's Law Department at the address or telephone number set forth on the last page of this section or, if appropriate, personal legal counsel.

     Amendment and termination.EDMC can amend or terminate the ESPP at any time and for any reason by action of EDMC's Board of Directors. However, no amendment may, without an employee's consent, adversely affect an employee's rights under the ESPP. If required by law, the approval of EDMC's stockholders will be sought for an amendment of the ESPP.

     Available information. EDMC will provide without charge to each participant in the ESPP, upon written or oral request, a copy of the documents incorporated by reference into the Registration Statement on Form S-8 relating to the ESPP, other than certain exhibits to such documents. Such documents are incorporated by reference into the Prospectus relating to the ESPP which meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Section 10(a) Prospectus").

     EDMC will also provide without charge to each participant, upon written or oral request, a copy of any or all of the following:

     (i) all previously furnished ESPP information documents that constitute part of the Section 10(a) Prospectus; and

     (ii) EDMC's Annual Report to Stockholders for its latest fiscal year.

     Requests for any of the above information or for additional information concerning the ESPP and its administrators, should be directed to EDMC's Law Department, at the following address and telephone number:

                        Education Management Corporation
                          210 Sixth Avenue, 33rd Floor
                              Pittsburgh, PA 15222
                                 (412) 562-0900

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